EXHIBIT 5.1

K&L Gates LLP
1 Park Plaza, Twelfth Floor
Irvine, California 92614

March 18, 2024

ACM Research, Inc.
42307 Osgood Road, Suite I
Fremont, California 94539

Ladies and Gentlemen:

We have acted as counsel to ACM Research, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 2,442,319 shares (the “Shares”) of the Company’s Class A common stock, $0.0001 par value per share, which are to be issued from time to time in connection with the Company’s 2016 Omnibus Incentive Plan (the “Plan”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined copies of the Plan, the Registration Statement, the Company’s Restated Certificate of Incorporation (as amended to date) and Restated Bylaws, and the corporate actions of the Company that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We also have examined and relied upon certificates of public officials and, in rendering our opinion, we have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Based upon and subject to the foregoing and the additional qualifications and other matters set forth below, we are of the opinion that the Shares have been duly and validly authorized and reserved for issuance and that the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

The opinion expressed in this opinion letter is limited to the laws of the State of Delaware. The foregoing opinion is rendered as of the date of this letter. We assume no obligation to update or supplement such opinion in order to reflect any changes of law or fact that may occur.

We are furnishing this opinion letter to you solely in connection with the Registration Statement.  You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent.  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP